Exhibit 15.1

Consent of Independent Registered Public Accounting Firms
We consent to the incorporation by reference in the registration statements on Form F-3 of Rio Tinto plc (No. 333-238553), Rio Tinto Limited (No. 333-238553-01), Rio Tinto Finance (USA) Inc. (No. 333-238553-02), Rio Tinto Finance (USA) plc (No. 333-238553-03), and Rio Tinto Finance (USA) Limited (No. 333-238553-04) and in the registration statements on Form S-8 of Rio Tinto plc (Nos. 333-184397, 333-202547 and 333-224907), and Rio Tinto Limited (Nos. 333-202547-01 and 333-224907-01) of our report dated 25 February 2022 with respect to the consolidated financial statements of the Rio Tinto Group (comprising Rio Tinto plc and Rio Tinto Limited, together with their subsidiaries) and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP	/s/ KPMG
KPMG LLP	KPMG

London, United Kingdom	Perth, Australia
25 February 2022	25 February 2022
KPMG, an Australian partnership and KPMG LLP, a UK limited liability partnership, are member firms of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Australia’s liability limited by a scheme approved under Professional Standards Legislation.